Exhibit 77C

A Special Meeting of Shareholders of Schwab Strategic Trust (the Trust)
 was held on December 11, 2015, for the purpose of seeking shareholder approval to elect the following individuals as trustees of the Trust:
Walter W. Bettinger II, Marie A. Chandoha, Joseph R. Martinetto,
Robert W. Burns, John F. Cogan, Stephen T. Kochis, David L. Mahoney, Kiran M. Patel, Kimberly S. Patmore, Charles A. Ruffel, Gerald B. Smith, and Joseph H. Wender. The number of votes necessary to conduct the Special Meeting and approve the proposal was obtained. The results of the shareholder vote are listed below:

Proposal To elect each of the following
individuals as trustees of the Trust:
For
Withheld

Walter W. Bettinger II
692,669,185.464
		115,543,246.417Marie Chandoha
792,077,989.887
16,134,441.994

Joseph R. Martinetto
		791,795,082.163
16,417,349.718

Robert W. Burns
792,580,288.687
15,632,143.194John F. Cogan
			760,202,566.290
48,009,865.591

Stephen T. Kochis
791,955,734.563
16,256,697.318

David L. Mahoney
790,582,269.572
		17,630,162.309

Kiran M. Patel
791,333,584.438
16,878,847.443

Kimberly S. Patmore
792,462,618.902
15,749,812.979

Charles A. Ruffel
		792,425,735.968
		15,786,695.913

Gerald B. Smith
791,728,903.579
		16,483,528.302

Joseph H. Wender
790,699,630.035
17,512,801.846